Form N-SAR, Sub-Item 77C
Submission of matters to a vote of
security holders

Nuveen Tax-Advantaged Floating
Rate Fund
333-122276
811-21705

A special meeting of the shareholders
of the Nuveen Tax-Advantaged
Floating Rate Fund was held on July
26, 2005.

The purpose of the meeting was to
approve
a new investment management
agreement and a
new sub-advisory agreement.  We
hereby incorporate
by reference the voting results of the
meeting as filed
in the SEC filing on
October 7, 2005, under Conformed
Submission
Type N-CSR, accession
number 0000891804-05-003003.